Exhibit 99.1

BIG HEART PET BRANDS REPORTS

FISCAL 2015 THIRD QUARTER RESULTS

San Francisco – March 3, 2015 – Big Heart Pet Brands (“the Company”) reported fiscal 2015 third quarter and year-to-date results reflecting continued growth from new products. As a subsequent event to the quarter, the Company announced on February 3, 2015, that it will be acquired by The J.M. Smucker Company (“Smucker”) (NYSE: SJM), in a stock and cash transaction valued at approximately $5.8 billion. The deal is expected to close by the end of the current fiscal year.

Announcement Highlights1

For the third quarter fiscal 2015:

•	Net sales increased 2.5% to $590 million driven by the continued success of new products partially offset by a challenging promotional environment primarily related to some of our food brands.

•	Operating income increased 26.8% to $105 million driven by strong new product sales coupled with lower SG&A and operating expenses.

•	Adjusted EBITDA[2] increased 1.6% to $133 million driven by new product volume and lower operating costs, partially offset by the unfavorable impact from cash hedging largely due to the current decline in energy prices.

[1]	Excludes the results of the Consumer Products business, which are classified as discontinued operations.
[2]	Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

“Big Heart Pet Brands delivered solid results as our investments in innovation continued to build momentum. Our snacks portfolio, particularly Milk-Bone and Milo’s Kitchen, once again delivered strong growth as we continue to expand our leadership in dog snacks” said Dave West, President and CEO of Big Heart Pet Brands. “We are looking forward to joining Smucker. Given the strong alignment of the companies’ purpose and values, I’m confident that Smucker is a great fit. Our iconic pet food and snack brands have significant growth potential and Smucker will provide the resources as well as the scale to help our brands continue to grow.”

Background on the Presentation of Results

On February 18, 2014, the Big Heart Pet Brands completed the sale of the Consumer Products business (the “Consumer Business”) to Del Monte Pacific Limited. Accordingly, the Consumer Business is reported as discontinued operations. In accordance with U.S. generally accepted accounting principles, discontinued operations only include expenses directly attributable to the discontinued operation. Consequently, certain expenses that have historically been allocated to the Consumer Business are not included in discontinued operations.

As a result of the sale, a related transition services agreement and the use of the sale proceeds to pay down debt, historical results for continuing operations are not indicative of future performance.

Results for the Three Months Ended January 25, 2015

Net sales increased 2.5% to $589.9 million reflecting the continued success of new products led by Milk-Bone Brushing Chews, the relaunch of Milo’s Kitchen, Meow Mix Tender Centers with Vitality Bursts, and Kibbles n’ Bits American Grill. Partially offsetting the growth was a decline in existing products reflecting a challenging promotional environment primarily related to some of our food brands.

Operating income increased 26.8% to $104.5 million driven by volume from new products sales coupled with year-over-year favorable SG&A due to lower marketing spend and lower operating expenses. Unfavorable price/mix3 partially offset the increase.

[3]	List price net of trade spending, including product mix variance year-over-year.

Adjusted EBITDA increased 1.6% to $133.4 million. Adjusted EBITDA benefited from higher new product volume and lower operating costs. Partially offsetting the increase was the $3.9 million unfavorable impact of cash hedge positions in the quarter largely due to the current decline in energy prices, compared to a $5.2 million favorable impact of cash hedge positions in the prior year period. The cash impact of hedge positions and other adjustments, as referenced in the Non-GAAP Financial Measures table, are included within Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Results for the Nine Months Ended January 25, 2015

Net sales increased 4.7% to $1,685.1 million reflecting growth from successful new products across the portfolio and higher volume from the acquisition of Natural Balance Pet Foods, Inc. (“Natural Balance”). Year-to-date results include Natural Balance for the full period compared to prior year results which only included the impact from the acquisition date of July 15, 2013. Partially offsetting the increase in net sales were investments in trade spending to drive trial and awareness for new products as well as to improve our market position in certain mainstream food brands.

Operating income increased 3.8% to $228.8 million. Operating income was impacted by drivers similar to those of net sales described above. In addition, marketing spend was higher year-over-year due to significant upfront investments, mostly realized in the first half of fiscal 2015, to support new products.

Adjusted EBITDA decreased 15.2% to $299.7 million. More than half of the year-over-year decrease was attributable to a $23.5 million unfavorable impact of cash hedge positions year-to-date, primarily driven by first quarter activity, compared to a $12.4 million favorable impact of cash hedge positions in the prior year period. Following a rise in commodity prices in Q4 F14, in which we realized favorable cash hedging gains, certain commodity prices reversed in Q1 F15 which drove an unfavorable cash position reflecting timing of cash inflows/outflows related to our hedged positions. The cash hedging impact for the last twelve months ending January 25, 2015 was unfavorable by $6.5 million. The cash impact of hedge positions and other adjustments, as referenced in the Non-GAAP Financial Measures table, are included within Adjusted EBITDA as defined pursuant to the Company’s 7.625% Notes Indenture and credit agreements.

Cash Hedging Impact at EBITDA

(in millions)	Period Ending
favorable/(unfavorable)	January 25, 2015	January 26, 2014	Year-over-year change
Third quarter	$(3.9)	$5.2	$(9.1)

Year-to-date	$(23.5)	$12.4	$(35.9)

Last twelve months	$(6.5)

Select Liquidity Data4

At January 25, 2015, total debt was $2,613.4 million, cash and cash equivalents were $155.8 million, and there were no outstanding borrowings under the Company’s $225.0 million ABL Facility. For the nine months ended January 25, 2015, capital expenditures totaled $38.6 million.

Free Cash Flow5 for the nine months ended January 25, 2015 was a source of $44.9 million, driven by solid year-to-date earnings, partially offset by interest payments, funding of capital expenditures, cash taxes and timing of working capital. Free Cash Flow versus prior year is not comparable due to the impact of discontinued operations.

Subsequent Events

On February 3, 2015, Blue Acquisition Group, Inc., (“BAG”), the parent corporation of Big Heart Pet Brands, entered into an agreement with Smucker, pursuant to which Smucker will acquire BAG. The aggregate purchase price paid by Smucker will consist of approximately 17.9 million shares of Smucker common stock and approximately $1.3 billion in cash, subject to a post-closing working capital adjustment, and adjustment for cash, transaction expenses and certain other amounts. Smucker will also refinance approximately $2.6 billion of the Company’s outstanding debt. The transaction is expected to close by the end of the current fiscal year, subject to customary closing conditions including receipt of required regulatory approvals. Please refer to the Form 8-K filed by Big Heart Pet Brands on February 4, 2015, for more information.

[4]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories in the Condensed Consolidated Statements of Cash Flows.
[5]	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), capital expenditures, and plus/less decrease/ increase in working capital (excluding the acquisition cost of Natural Balance and impact of the Consumer Business divestiture). Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

On February 13, 2015, Big Heart Pet Brands issued a notice pursuant to the Indenture governing its $900 million currently outstanding 7.625% Senior Notes due 2019 (the “Notes”) that it intends to redeem the full aggregate principal amount outstanding of the Notes as early as March 16, 2015, subject to certain conditions. The Notes will be redeemed at a redemption price equal to 101.906% of their aggregate principal amount plus accrued and unpaid interest to the redemption date. Please refer to the Form 8-K filed by Big Heart Pet Brands on February 13, 2015, for more information.

Listen-only Call Information

Big Heart Pet Brands will host a listen-only call to review the third quarter fiscal 2015 results at 6:00 a.m. PT (9:00 a.m. ET) today. To access the prerecorded call via web go to http://investors.bigheartpet.com. Under Events, click Q3 F15 Big Heart Pet Brands Earnings Listen-only Call. To access the call via phone dial 800-841-8570, passcode: BARK (2275). Historical quarterly results can also be accessed at http://investors.bigheartpet.com.

About Big Heart Pet Brands

Big Heart Pet Brands is the largest U.S. standalone producer, distributor and marketer of premium quality, branded pet food and pet snacks. The Company’s purpose is to nurture the bond between pets and the people who love them – making every day special. Its portfolio of brands, with a foundation in dog and cat food and treats, strives to cater to every pet life stage and every family’s budget through the availability and accessibility of its products.

The Company’s brands include Meow Mix®, Milk-Bone®, Kibbles ‘n Bits®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names.

For more information, visit the Big Heart Pet Brands website at www.bigheartpet.com.

Non-GAAP Financial Measures

Big Heart Pet Brands reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Big Heart Pet Brands is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Free Cash Flow, Net Debt to Adjusted EBITDA and Adjusted EBITDA Margin.

Big Heart Pet Brands presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan B Facility and ABL Facility (referred to therein as “Consolidated EBITDA”).

EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Big Heart Pet Brands’ presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Big Heart Pet Brands’ Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Big Heart Pet Brands uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Big Heart Pet Brands cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Big Heart Pet Brands cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

	Three Months Ended
(dollars in millions)	January 25, 2015	January 26, 2014

Reconciliation:
Operating income	$104.5	$82.4
Other income (expense), net	(12.7)	0.2
Adjustments to arrive at EBITDA:
Depreciation and amortization expense	25.7	26.1
Amortization of debt issuance costs and debt discount (1)	(2.8)	(5.9)

EBITDA	$114.7	$102.8

Non-cash charges	0.5	2.6
Derivative transactions (2)	7.0	4.0
Non-cash stock based compensation	2.4	5.3
Non-recurring (gains) losses	(0.1)	0.7
Merger/acquisition-related items	2.0	1.2
Disposed business reclassification (3)	—	7.5
Business optimization charges	4.0	5.3
Other	2.9	1.9

Adjusted EBITDA	$133.4	$131.3 (4)

Net sales	$589.9	$575.7

Adjusted EBITDA margin	22.6%	22.8%

(1)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(2)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(3)	Represents overhead costs historically allocated to the Consumer Products segment (not reflected in discontinued operations in accordance with generally accepted accounting principles). This reclassification is required to determine Adjusted EBITDA, excluding the Consumer Products Business (a disposed business as defined in our credit agreements), for the three months ended January 26, 2014. Subsequent to the divestiture of the Consumer Products Business, such overhead costs are borne by Big Heart Pet Brands to the extent the costs are not offset by income from a transition services agreement (in place until February 2015) or reduced by cost saving initiatives.
(4)	For comparability, Adjusted EBITDA for the three months ended January 26, 2014 has been recast to exclude the Consumer Products Business.

	Nine Months Ended
(dollars in millions)	January 25, 2015	January 26, 2014

Reconciliation:
Operating income	$228.8	$220.4
Other income (expense), net	(19.9)	9.8
Adjustments to arrive at EBITDA:
Depreciation and amortization expense	74.5	75.5
Amortization of debt issuance costs and debt discount (1)	(8.3)	(17.0)

EBITDA	$275.1	$288.7

Non-cash charges	1.3	3.7
Derivative transactions (2)	(5.9)	0.1
Non-cash stock based compensation	7.3	11.8
Non-recurring (gains) losses	(0.2)	(3.1)
Merger/acquisition-related items	3.5	6.7
Disposed business reclassification (3)	—	29.3
Business optimization charges	6.8	10.0
Other	11.8	6.1

Adjusted EBITDA	$299.7	$353.3 (4)

Adjustments to arrive at free cash flow:
Cash interest	(81.1)	(135.8)
Cash taxes (net of refunds)	(31.1)	(46.5)
Changes in working capital and other	(104.0)	(197.5)
Capital expenditures	(38.6)	(64.5)

Free cash flow (5)	$44.9	$(91.0)

Net sales	$1,685.1	$1,608.7

Adjusted EBITDA margin	17.8%	22.0%

(1)	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.
(2)	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.
(3)	Represents overhead costs historically allocated to the Consumer Products segment (not reflected in discontinued operations in accordance with generally accepted accounting principles). This reclassification is required to determine Adjusted EBITDA, excluding the Consumer Products Business (a disposed business as defined in our credit agreements), for the nine months ended January 26, 2014. Subsequent to the divestiture of the Consumer Products Business, such overhead costs are borne by Big Heart Pet Brands to the extent the costs are not offset by income from a transition services agreement (in place until February 2015) or reduced by cost saving initiatives.
(4)	For comparability, Adjusted EBITDA for the nine months ended January 26, 2014 has been recast to exclude the Consumer Products Business.
(5)	Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), capital expenditures and plus/less decrease/increase in working capital (excluding the acquisition cost of Natural Balance). Adjustments to arrive at free cash flow are inclusive of discontinued operations for the nine months ended January 26, 2014.

Forward-Looking Statements

This press release and the accompanying listen-only call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements related to fiscal 2015.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: competition, including pricing and promotional levels by competitors; reliance on co-packers; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; our ability to implement productivity initiatives to control or reduce costs; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations; sufficiency and effectiveness of marketing and trade promotion programs; failure of our information technology systems; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect inputs or otherwise disrupt operations; impairments in the book value of goodwill or other intangible assets; any disruption to our manufacturing or supply chain; reliance on certain third parties, including third-party distribution centers or managers and our logistics provider; pension costs and funding requirements; negative comments posted on social media which may influence consumers’ perception of our brands; protecting our intellectual property rights or intellectual property infringement or violation claims; strikes or work stoppages; the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership; and the Company’s recent announcement that its parent, Blue Acquisition Group, Inc., entered into a definitive agreement to be acquired by The J.M. Smucker Company.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BIG HEART PET BRANDS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 25, 2015	January 26, 2014	January 25, 2015	January 26, 2014

Net sales	$589.9	$575.7	$1,685.1	$1,608.7
Cost of products sold	374.4	368.5	1,088.7	1,026.3

Gross profit	215.5	207.2	596.4	582.4
Selling, general and administrative expense	111.0	124.8	367.6	362.0

Operating income	104.5	82.4	228.8	220.4
Interest expense	35.2	58.4	105.7	176.8
Other (income) expense, net	12.7	(0.2)	19.9	(9.8)

Income from continuing operations before income taxes	56.6	24.2	103.2	53.4
Provision for income taxes	23.2	8.6	40.9	25.0

Income from continuing operations	33.4	15.6	62.3	28.4
Income (loss) from discontinued operations before income taxes	(0.3)	37.3	(5.1)	(105.4)
Provision (benefit) for income taxes	0.1	18.7	(5.0)	(38.4)

Income (loss) from discontinued operations	(0.4)	18.6	(0.1)	(67.0)

Net income (loss)	$33.0	$34.2	$62.2	$(38.6)

BIG HEART PET BRANDS AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)

	January 25,	April 27,
	2015	2014
	(unaudited)	(derived from audited financial statements)
ASSETS

Cash and cash equivalents	$155.8	$112.8
Trade accounts receivable, net of allowance	146.4	127.2
Inventories, net	213.6	227.5
Prepaid expenses and other current assets	118.7	164.3

Total current assets	634.5	631.8

Property, plant and equipment, net	363.6	375.4
Goodwill	2,113.4	2,113.4
Intangible assets, net	2,119.8	2,155.2
Other assets, net	89.6	87.8

Total assets	$5,320.9	$5,363.6

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable and accrued expenses	$291.8	$367.8
Current portion of long-term debt	17.3	17.3

Total current liabilities	309.1	385.1

Long-term debt, net of discount	2,590.4	2,603.0
Deferred tax liabilities	790.7	792.1
Other non-current liabilities	75.1	95.3

Total liabilities	3,765.3	3,875.5

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized: 1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,595.7	1,589.6
Accumulated other comprehensive income	7.6	8.4
Retained earnings (accumulated deficit)	(47.7)	(109.9)

Total stockholder’s equity	1,555.6	1,488.1

Total liabilities and stockholder’s equity	$5,320.9	$5,363.6

BIG HEART PET BRANDS AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Nine Months Ended
	January 25,	January 26,
	2015	2014
Operating activities:
Net income (loss)	$62.2	$(38.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	74.5	102.3
Deferred taxes	(3.9)	(62.3)
Write off of debt issuance costs	—	1.7
Loss on asset disposals	1.3	3.7
Stock compensation expense	7.3	11.8
Unrealized (gain) loss on derivative financial instruments	23.0	(25.1)
Impairment on assets held for sale	—	193.8
Other items, net	(1.2)	(0.6)
Changes in operating assets and liabilities	(69.8)	(263.4)

Net cash provided by (used in) operating activities	93.4	(76.7)

Investing activities:
Capital expenditures	(38.6)	(64.5)
Net proceeds from asset disposals	9.1	0.2
Cash used in business acquisition, net of cash acquired	—	(334.6)
Investments in equity method investees	(7.6)	(14.6)
Other items, net	(0.2)	—

Net cash used in investing activities	(37.3)	(413.5)

Financing activities:
Proceeds from short-term borrowings	—	239.9
Payments on short-term borrowings	—	(240.9)
Principal payments on long-term debt	(13.0)	(74.5)
Payments of debt related costs	(0.2)	—
Capital contributions	—	0.7

Net cash used in financing activities	(13.2)	(74.8)

Effect of exchange rate changes on cash and cash equivalents	0.1	(0.1)
Net change in cash and cash equivalents	43.0	(565.1)
Cash and cash equivalents at beginning of period	112.8	594.2

Cash and cash equivalents at end of period	$155.8	$29.1

CONTACTS:

Media Contact

Chrissy Trampedach

Big Heart Pet Brands

(415) 247-3420

media.relations@bigheartpet.com

Analyst and Investor Contact

Investor Relations

Big Heart Pet Brands

(415) 247-3382

investor.relations@bigheartpet.com